SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) OCTOBER 21, 1996


                  THE WOODBURY TELEPHONE COMPANY
       (Exact name of registrant as specified in its charter)


     CONNECTICUT                 0-8621         06-0594990
(State or other jurisdiction  (Commission   (IRS Employer
 of incorporation)             File Number)  Identification No.)


  299 MAIN STREET SOUTH, WOODBURY, CT            06798
(Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code (203)263-2121


Item 5.  OTHER EVENTS

         On October 21, 1996, The Woodbury Telephone Company (WBTL) (the "Registrant") entered into a letter of intent with Southern New England Telecommunications Corporation (SNG) ("SNETCO") pursuant to which SNETCO agreed in principle to acquire the Registrant in a merger transaction intended to qualify as a tax free reorganization under the Internal Revenue Code. Pursuant to the proposed transaction, shareholders of the Registrant would receive that number of shares of the listed, publicly traded common stock of SNETCO having a value of $43 for each share of common stock of the Registrant owned by them, subject to certain adjustments based upon the average closing prices of SNETCO common stock reported on the New York Stock Exchange preceding the closing date of the transaction. The proposed transaction is subject, among other things, to the execution and delivery of a definitive merger agreement; approval by the boards of directors of the parties; approval of Registrant's shareholders; the receipt of an opinion of Registrant's investment banking firm that the proposed transaction is fair to Registrant's shareholders from a financial point of view; and satisfaction of applicable federal and state regulatory requirements. The letter of intent restricts the Registrant from directly or indirectly soliciting or initiating discussions with, or providing information to, any party other than SNETCO concerning an acquisition of the Registrant except in the event of a bona fide offer of a third party to engage in a transaction with Registrant which would result in Registrant's shareholders receiving a greater amount of consideration than that set forth above, and the receipt of counsel's opinion regarding the fiduciary duty of Registrant's board. If the transaction with SNETCO is terminated as a result of the foregoing, the Registrant may be obligated to pay a cancellation fee of $500,000 as liquidated damages; and if an alternative transaction is consummated or the Registrant violates the foregoing provisions, the Registrant may be obligated to pay a cancellation fee of $1,000,000 as liquidated damages.


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                                THE WOODBURY TELEPHONE COMPANY
                                (Registrant)


                                Donald E. Porter
Date: NOVEMBER 4, 1996          _________________________________
                                      (Signature)
                                Donald E. Porter, President